Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Third Quarter 2024 Profit

Third Quarter 2024 Summary

●	Q3 2024 pre-tax income of $116 million, net income of $90 million, or $2.16 per diluted share
●	SkyWest reached an agreement with United Airlines (“United”) to place 40 CRJ550s under a multi-year contract (SkyWest to acquire 11 used CRJ550s and convert 29 of its CRJ700 fleet to CRJ550s)
●	SkyWest took delivery of nine E175 partner-financed aircraft under a previously announced agreement with United

ST. GEORGE, UTAH, October 31, 2024 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q3 2024, including net income of $90 million, or $2.16 per diluted share, compared to net income of $23 million, or $0.55 per diluted share, for Q3 2023.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “Our ability to organically grow the number of available captains for the first three quarters of 2024 has opened up incremental growth vectors for us. We are making significant progress in recapturing underserved markets, increasing fleet utilization and quickly placing new aircraft deliveries into service. I want to thank our people for their amazing work as we continue to execute on these opportunities, including the expansion of our CRJ550 and E175 fleets.”

Financial Results

Revenue was $913 million in Q3 2024, up $147 million, or 19%, from $766 million in Q3 2023. SkyWest’s block hour production increased 15% in Q3 2024 compared to Q3 2023, which reflects improvements in captain availability since Q3 2023.

For purposes of revenue comparability year-over-year, SkyWest recognized $19 million of previously deferred revenue under its flying contracts during Q3 2024, compared to deferring $57 million of revenue during Q3 2023. As of September 30, 2024, SkyWest had cumulative deferred revenue of $342 million under its flying contracts on its balance sheet.

Operating expenses were $781 million in Q3 2024, up $64 million, or 9%, from $717 million in Q3 2023, driven by an incremental increase in flight production year-over-year.

Capital and Liquidity

SkyWest had $836 million in cash and marketable securities at September 30, 2024, similar to the $835 million balance at December 31, 2023.

Total debt at September 30, 2024 was $2.7 billion, down from $3.0 billion at December 31, 2023. Capital expenditures during Q3 2024 were $97 million for the purchase of aircraft, spare engines and other fixed assets.

Under its previously announced share repurchase program authorized by the SkyWest Board of Directors in May 2023, SkyWest repurchased 217,000 shares of common stock for $16.3 million during Q3 2024 at an average price per share of $74.98. As of September 30, 2024, SkyWest had $53 million of remaining availability under its current share repurchase program.

Commercial Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming announced fleet deliveries. The table below summarizes E175 aircraft deliveries SkyWest received during the first three quarters of 2024 and anticipated future deliveries during the periods indicated based on currently available information, which is subject to change.

	Completed YTD Q3 2024	Q4 2024	2025	2026	Total
Delta Air Lines	1	ꟷ	ꟷ	ꟷ	1
United Airlines(1)	20	4	7	8	39
Alaska Airlines	ꟷ	ꟷ	1	ꟷ	1
Total	21	4	8	8	41

(1)	The 20 E175 deliveries completed year-to-date Q3 2024 were partner-financed aircraft.

By the end of 2026, SkyWest is scheduled to operate a total of 278 E175 aircraft.

As announced today, SkyWest reached an agreement with United to place 40 CRJ550s under a multi-year contract. Pursuant to this agreement, SkyWest will acquire 11 used CRJ550s and convert 29 of its CRJ700s to CRJ550s. The aircraft are anticipated to be placed into service between late 2024 and the end of 2026 based on currently available information, which is subject to change. One of such CRJ550 aircraft was acquired in Q3 2024.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines, SkyWest Charter (“SWC”) and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 38 million passengers in 2023.

SkyWest will host its conference call to discuss its third quarter 2024 results today, October 31, 2024, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2455 for domestic callers, and 1-240-789-2717 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/618656128. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the third quarter 2024 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the effect of economic conditions on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries and fleet size for SkyWest in upcoming periods and the related execution of SkyWest’s fleet transition strategy and expected timing thereof, expected production levels in future periods and associated staffing challenges, pilot attrition trends, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to inflationary pressures, and related decreases in customer demand and spending; uncertainty regarding continued recovery from the COVID-19 pandemic and other potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry, including travel demand and travel behavior, and our major airline partners in general and the financial condition and operating results of SkyWest in particular; the prospects of entering into agreements with existing or other carriers to fly new aircraft; ongoing negotiations between SkyWest and its major airline partners regarding their contractual obligations; uncertainties regarding operation of new aircraft; the ability to attract and retain qualified pilots, including captains, and related staffing challenges; the impact of regulatory issues such as pilot rest rules and qualification requirements; the ability to obtain aircraft financing; the financial stability of SkyWest’s major airline partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major airline partners for whom SkyWest conducts flight operations;

variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs and labor shortages; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related, natural disasters and other air safety incidents on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing hostility between Russia and the Ukraine, as well as Israel and Hamas, and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
OPERATING REVENUES:
Flying agreements	$883,494	$741,898	$2,499,953	$2,106,130
Lease, airport services and other	29,292	24,273	83,565	77,515
Total operating revenues	912,786	766,171	2,583,518	2,183,645

OPERATING EXPENSES:
Salaries, wages and benefits	377,435	333,017	1,083,439	990,659
Aircraft maintenance, materials and repairs	181,652	178,465	510,334	483,182
Depreciation and amortization	96,662	96,560	289,346	287,878
Aircraft fuel	22,724	23,330	65,216	62,573
Airport-related expenses	22,642	18,398	61,065	53,648
Aircraft rentals	1,339	2,099	3,925	24,055
Other operating expenses	78,897	65,011	219,612	205,203
Total operating expenses	781,351	716,880	2,232,937	2,107,198
OPERATING INCOME	131,435	49,291	350,581	76,447

OTHER INCOME (EXPENSE):
Interest income	12,460	11,234	36,126	31,761
Interest expense	(27,808)	(32,543)	(86,603)	(99,881)
Other income (loss), net	109	(3,631)	(1,567)	7,544
Total other expense, net	(15,239)	(24,940)	(52,044)	(60,576)

INCOME BEFORE INCOME TAXES	116,196	24,351	298,537	15,871
PROVISION (BENEFIT) FOR INCOME TAXES	26,487	873	72,952	(955)
NET INCOME	$89,709	$23,478	$225,585	$16,826

BASIC EARNINGS PER SHARE	$2.23	$0.56	$5.61	$0.37
DILUTED EARNINGS PER SHARE	$2.16	$0.55	$5.44	$0.37

Weighted average common shares:
Basic	40,253	41,826	40,244	45,018
Diluted	41,561	42,580	41,495	45,540

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	September 30,	December 31,
	2024	2023
Cash and marketable securities	$836,042	$835,223
Other current assets	298,175	296,673
Total current assets	1,134,217	1,131,896

Property and equipment, net	5,345,811	5,405,685
Deposits on aircraft	71,457	77,282
Other long-term assets	405,115	411,430
Total assets	$6,956,600	$7,026,293

Current portion, long-term debt	$496,789	$443,869
Other current liabilities	817,385	810,423
Total current liabilities	1,314,174	1,254,292

Long-term debt, net of current maturities	2,196,548	2,562,183
Other long-term liabilities	1,134,381	1,096,316
Stockholders' equity	2,311,497	2,113,502
Total liabilities and stockholders' equity	$6,956,600	$7,026,293

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	September 30, 2024	December 31, 2023	September 30, 2023
E175 aircraft	258	237	235
CRJ900 aircraft	36	41	37
CRJ700 aircraft (1)	109	118	117
CRJ200 aircraft	81	89	104
Total aircraft in service or under contract	484	485	493

(1)	Includes CRJ550 aircraft, a 50-seat configuration of the CRJ700 aircraft.

As of September 30, 2024, SkyWest leased 35 CRJ700s and five CRJ900s to third parties and had 17 CRJ200s that are configured for service under SWC operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended September 30,				For the nine months ended September 30,
Block hours by aircraft type:	2024	2023	% Change		2024	2023	% Change
E175s	206,607	171,615	20.4%		580,799	500,782	16.0%
CRJ900s	22,957	18,979	21.0%		61,172	59,390	3.0%
CRJ700s	59,807	56,117	6.6%		176,403	158,239	11.5%
CRJ200s	45,088	44,119	2.2%		123,348	131,278	(6.0)%
Total block hours	334,459	290,830	15.0%		941,722	849,689	10.8%

Departures	201,397	180,069	11.8%		560,154	514,529	8.9%
Passengers carried	11,263,322	10,208,005	10.3%		31,103,792	28,671,654	8.5%
Adjusted flight completion	99.9%	99.9%	—	pts	99.9%	99.9%	—	pts
Raw flight completion	99.5%	99.1%	0.4	pts	98.8%	98.5%	0.3	pts
Passenger load factor	83.7%	85.1%	(1.4)	pts	83.0%	83.7%	(0.7)	pts
Average trip length	455	446	2.0%		467	456	2.4%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.